As filed with the Securities and Exchange Commission on June 25, 2007.
Registration No. 333-125226

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MACQUARIE INFRASTRUCTURE COMPANY LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	43-2052503 (I.R.S. Employer Identification Number)
125 West 55th Street
New York, New York 10019
(Address of Principal Executive Offices)(Zip Code)
Macquarie Infrastructure Company LLC
Independent Directors Equity Plan
(Full title of the plan)
Heidi Mortensen
General Counsel
Macquarie Infrastructure Company LLC
125 West 55th Street
New York, New York 10019
(Name and address of agent for service)
(212) 231-1000
(Telephone number, including area code, of agent for service)

Copies to:
Antonia E. Stolper
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
(212) 848-4000

EXPLANATORY NOTE
     The Registrant is hereby filing this Amendment No. 1 to its Registration Statement on Form S-8 filed on May 25, 2005, to reflect the dissolution of Macquarie Infrastructure Company Trust on June 25, 2007, and the concurrent mandatory share exchange, pursuant to which all of the shares of beneficial interests in Macquarie Infrastructure Company Trust held by each shareholder at the time of the exchange was exchanged for an equal number of LLC interests of Macquarie Infrastructure Company LLC.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents that the Registrant has filed with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference and made a part hereof:
          (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 1, 2007, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
          (b) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed on May 8, 2007;
          (c) The Registrant’s Current Reports on Form 8-K filed on January 5, 2007, April 19, 2007, May 23, 2007, June 4, 2007, June 12, 2007, June 18, 2007, June 19, 2007, June 22, 2007 and June 25, 2007; and
          (d) the description of the Registrant’s LLC Interests contained in the Registrant’s Amendment No. 1 to its Registration Statement on Form 8-A, filed with the Commission on June 25, 2007 .
          In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement but before the Registrant files a post-effective amendment to this Registration Statement which indicate that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part thereof from the date of filing of such documents.
          Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          None.

Item 6. Indemnification of Directors and Officers.
          Certain provisions of the Registrant’s Third Amended and Restated Operating Agreement of Macquarie Infrastructure Company LLC, dated as of June 22, 2007 (the “LLC Agreement”) are intended to be consistent with Section 145 of the Delaware General Corporation Law, which provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceedings to which he is, or is threatened to be made, a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceedings, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.
          The LLC agreement includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:
     •    for any breach of the director’s duty of loyalty to the company or its shareholders;
     •    for acts or omissions not in good faith or a knowing violation of law;
     •    regarding unlawful dividends and stock purchases analogous to Section 174 of the Delaware General Corporation Law; or
     •    for any transaction from which the director derived an improper benefit.
     The LLC agreement provides that:
     •    the Registrant must indemnify its directors or officers to the equivalent extent permitted by the Delaware General Corporation Law;
     •    the Registrant may indemnify its other employees and agents to the same extent that the Registrant indemnified its officers and directors, unless otherwise determined by the company’s board of directors; and
     •    the Registrant must advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the extent permitted by Delaware law and may advance expenses as incurred to its other employees and agents, unless otherwise determined by the company’s board of directors.
          The indemnification provisions contained in the LLC agreement are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of shareholders or disinterested directors or otherwise.

          In addition, the Registrant maintain insurance on behalf of its directors and executive officers and certain other persons insuring them against any liability asserted against them in their respective capacities or arising out of such status. In addition, any of the Registrant’s directors or officers and certain other persons that are employed by the Macquarie Group may also have access to insurance maintained by the parent company of the Registrant’s Manager.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of the Registrant’s counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          See Exhibit Index.
Item 9. Undertakings.
          (a) We hereby undertake:
          1. To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The Registrant hereby further undertake that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report filed on Form 10-K pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, the Registrant have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of the Registrant counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 25th day of June 2007.

MACQUARIE INFRASTRUCTURE COMPANY LLC

By:	/s/ Peter Stokes
Peter Stokes
Chief Executive Officer
(Principal Executive Officer)

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the indicated capacities.

Name and Signature	Title	Date

/s/ Peter Stokes	Chief Executive Officer
Peter Stokes	(Principal Executive Officer)	June 25, 2007

/s/ Francis T. Joyce	Chief Financial Officer
Francis T. Joyce	(Principal Financial Officer)	June 25, 2007

*	Principal Accounting Officer	June 25, 2007
Todd Weintraub

*	Director	June 25, 2007
John Roberts

*	Director	June 25, 2007
Norman H. Brown, Jr.

*	Director	June 25, 2007
George W. Carmany, III

*	Director	June 25, 2007
William H. Webb
Peter Stokes hereby signs this Registration Statement on the Post-Effective Amendment No. 1 to Form S-8 on behalf of each of the indicated persons for whom he is an attorney-in-fact on June 25, 2007 pursuant to a power of attorney previously filed.

*By:	/s/ Peter Stokes
Peter Stokes
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Amended and Restated Certificate of Formation of Macquarie Infrastructure Assets LLC, incorporated by reference to Exhibit 3.8 of the Company’s Registration Statement on Form S-1 (Registration No. 333-116244) as filed with the Securities and Exchange Commission (the “Commission”) on October 15, 2004

4.2	Third Amended and Restated Operating Agreement of Macquarie Infrastructure Company LLC, incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Commission on June 22, 2007 (the “June 2007 8-K”)

4.4	Specimen certificate evidencing LLC interest of Macquarie Infrastructure Company LLC incorporated by reference to Exhibit 4.1 of the June 2007 8-K

4.5	Macquarie Infrastructure Company LLC Independent Directors Equity Plan, incorporated by reference to Exhibit 10.25 of the Company’s Annual Report on Form 10-K, filed with the Commission on March 24, 2005

*5.1	Opinion of Potter Anderson & Corroon LLP

23.1	Consent of KPMG LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of KPMG LLP (with respect to IMTT)

23.4	Consent of Deloitte & Touche LLP

23.5	Consent of McGladrey & Pullen, LLP

*23.6	Consent of Potter Anderson & Corroon LLP

*24	Power of Attorney

*	Previously filed